Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283675

PROXY STATEMENT/PROSPECTUS SUPPLEMENT NO. 1

(To the Proxy Statement/Prospectus dated February 14, 2025)

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF

MARBLEGATE ACQUISITION CORP.

(A DELAWARE CORPORATION)

PROSPECTUS FOR

74,577,294 SHARES OF COMMON STOCK

15,304,988 WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND

15,304,988 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF MARBLEGATE CAPITAL CORPORATION,

A DELAWARE CORPORATION

This proxy statement/prospectus supplement (this “Supplement”) supplements the proxy statement/prospectus dated February 14, 2025 (the “proxy statement/prospectus”) that was mailed by Marblegate Acquisition Corp., a Delaware corporation (“MAC”), to its stockholders on or about February 14, 2025 in connection with the proposed business combination among MAC, Marblegate Asset Management, LLC, a Delaware limited liability company (“MAM” or the “Manager”), Marblegate Capital Corporation, a Delaware corporation (“New MAC”), MAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New MAC (“Merger Sub”), DePalma Acquisition I LLC, a Delaware limited liability company (“DePalma I”), and DePalma Acquisition II LLC, a Delaware limited liability company (“DePalma II,” and each of DePalma I and DePalma II, a “DePalma Company” and together, the “DePalma Companies” or “DePalma”), pursuant to which MAC agreed to combine with DePalma in a series of transactions that will result in New MAC becoming a public company on The Nasdaq Capital Market (“Nasdaq”) (collectively, the “Business Combination”). The purpose of this Supplement is to supplement the proxy statement/prospectus with certain information as indicated herein. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the proxy statement/prospectus.

This Supplement is not complete without the proxy statement/prospectus. This Supplement should be read in conjunction with the proxy statement/prospectus, which in turn should be read in its entirety, and this Supplement is qualified by reference thereto, except to the extent that the information in this Supplement updates or supersedes the information contained in the proxy statement/prospectus.

The proxy statement/prospectus provides stockholders of MAC with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We encourage you to read the entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 65 of the proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This Supplement is dated March 24, 2025.

Beneficial Ownership of Securities

As disclosed in the proxy statement/prospectus, Marblegate Acquisition LLC (the “Sponsor”) is the record holder of 7,829,469 Founder Shares and 610,000 Private Placement Units. Pursuant to the Sponsor’s limited liability company operating agreement, MAM, as managing member of the Sponsor, shall cause the Sponsor to distribute no later than ten (10) business days following the consummation of the Business Combination, an equivalent number of shares of New MAC Common Stock and New MAC Warrants representing the Private Placement Units and the Founder Shares to the members of the Sponsor.

However, in order to facilitate New MAC’s compliance with Nasdaq’s initial listing requirements set forth in Nasdaq Listing Rule 5505(a)(2) related to its unaffiliated public float upon consummation of the Business Combination, the Sponsor has determined to make a distribution of 2,873,973 Founder Shares and 238,215 Private Placement Units to certain of its unaffiliated non-managing members (who hold an indirect beneficial ownership interest in such Founder Shares and Private Placement Units) prior to the consummation of the Business Combination, which Founder Shares and Private Placement Units will be cancelled and converted into the right to receive shares of New MAC Common Stock and New MAC Warrants, as applicable, in connection with the consummation of the Business Combination. Such shares of New MAC Common Stock and New MAC Warrants will not be subject to any transfer restrictions.

As a result, the Sponsor’s beneficial ownership of New MAC Common Stock and New MAC Warrants upon consummation of the Business Combination, assuming minimum redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, will be approximately 6.2%.